NEWS RELEASE
FOR IMMEDIATE RELEASE

Agrium agrees to sale of minority interest in Medicine Hat nitrogen facility and announces $900-million substantial issuer bid to repurchase shares

August 2, 2012 – ALL AMOUNTS ARE IN CAD$ UNLESS OTHERWISE STATED

Calgary, Alberta – Agrium Inc. (TSX and NYSE: AGU) announced today that it has reached an agreement for Glencore International plc (“Glencore”) to sell Viterra’s minority position in a nitrogen facility located in Medicine Hat, Alberta to CF Industries Holdings, Inc. (“CF Industries”) for $915-million. The resulting net purchase price for the portion related to the retail business is estimated to be about $175-million plus approximately $400-million in retail working capital. This purchase price is net of operating cash flow generated by the Agri-Products business from March 31, 2012 until close of the transaction, which is expected in the fourth quarter of 2012.

In 2011, Viterra’s total Agri-Products business generated $2.4-billion in revenue and $244-million in EBITDA according to Viterra’s annual report. We estimate that approximately $100-million of EBITDA represents the retail portion of the 2011 earnings, excluding any synergies to be obtained by Agrium in the future.

On March 20, 2012, Agrium entered into a definitive agreement with Glencore to acquire the majority of Viterra’s Agri-Products business (including its minority interest in the nitrogen facility) upon completion of Glencore’s announced acquisition of Viterra. Glencore’s sale of the nitrogen facility to CF Industries will take place upon the closing of this acquisition and after the necessary approvals have been granted by Canadian regulators.

“Following today’s announcement, Agrium’s purchase price for the majority of Viterra’s agri-retail business is even more attractive. These assets represent an excellent addition to our Retail business at a compelling valuation, and we believe that this transaction clearly demonstrates our ability to create value for our shareholders as a result of our strong position across the agricultural value chain,” said Mike Wilson, Agrium President and CEO.

“Crop input demand in Western Canada has been very strong this year as a result of the attractive crop price environment and favourable growing conditions, and we are excited about the opportunity to provide even greater value for growers in this key agricultural market. We look forward to Glencore closing on the Viterra acquisition in the near future, and are anticipating that Agrium’s acquisition of the retail business will likely occur sometime during the fourth quarter. As previously announced, we will continue to focus on pursuing nitrogen growth opportunities in North America,” added Mr. Wilson.

Substantial Issuer Bid Share Repurchase Program

Agrium also announced today that the Board of Directors has authorized the making of a Dutch auction substantial issuer bid (the “Bid”) to repurchase $900-million of its outstanding common shares. Agrium anticipates that the Bid will commence in early September 2012 and be scheduled to be completed in mid-October 2012. The maximum and minimum price that shareholders may select under the Bid will be determined in the context of the market price of Agrium common shares at the time of commencement of the Bid. Shares purchased under the Bid will be cancelled.

“The sale of the Medicine Hat nitrogen facility has provided us with an excellent opportunity to return excess capital to our shareholders. This $900-million substantial issuer bid to repurchase shares further demonstrates our commitment to providing strong shareholder returns as well as our confidence in the outlook for Agrium’s businesses. Since December of last year, Agrium has also announced two significant increases in our semi-annual dividend and we will continue to evaluate further increases in tandem with the future growth in our earnings profile,” said Mr. Wilson.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

About Viterra’s Agri-Products Business

Viterra operates a network of 258 agri-products retail locations throughout Western Canada and 17 retail locations in Australia. Retail locations offer fertilizer, crop protection products, seed and equipment to growers. Viterra also has a minority interest in a nitrogen fertilizer manufacturing plant in Medicine Hat, Alberta.

About Glencore

Glencore is one of the world’s leading integrated commodities producer and marketer listed on the London and Hong Kong Stock Exchanges, and is active in 40 countries with more than 50,000 people employed directly and indirectly.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to: future crop and crop input volumes, demand, margins, prices and sales; business and financial prospects; and other plans, strategies, objectives and expectations, including with respect to future operations of Agrium and in respect of the ability of Agrium to fund purchases of its common shares pursuant to the Bid and the expected benefits of this Bid. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include Agrium’s ability to successfully integrate and realize the anticipated benefits of its already completed and future acquisitions, including the proposed acquisition of the Agri-products business of Viterra.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: general economic, market and business conditions, weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States. Furthermore, there are risks associated with the proposed acquisition of the Agri-products business of Viterra, including: completion of the acquisition of Viterra by Glencore International plc and the subsequent acquisition and further divestiture of the assets proposed to be purchased by Agrium, as well as the timing thereof; the receipt of the necessary regulatory approvals in respect of the assets proposed to be purchased by Agrium and the satisfaction of other conditions precedent to closing; potential liabilities associated with the assets proposed to be assumed by Agrium, which may not be known to Agrium at this time due, in part, to the fact that the nature of the transaction did not allow for Agrium to complete customary due diligence prior to entering into the agreement to purchase the assets; and the amount of the final purchase price for the purchased assets.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761